Exhibit 99.1

FOR IMMEDIATE RELEASE

Primedex Health Systems Reports Third Quarter 2006 Results and Four
Imaging Center Acquisitions

•                  For the first nine months of its fiscal 2006, revenue increases 12.3% and EBITDA increases 9.5%

•                  Company announces four imaging center acquisitions, which should enhance the Company’s ability to provide service to a broader customer base in California.  Acquisitions will increase number of Company imaging centers to 65

•                  Company signs and begins servicing a new capitation contract

LOS ANGELES, Calif., September 14 — Primedex Health Systems, Inc. (OTCBB: PMDX), a leader in California in providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers, today reported financial results for its third quarter and nine months ended July 31, 2006.

For the nine months ended July 31, 2006, the Company reported net revenue of $118.5 million and EBITDA (which Primedex defines as earnings before net interest expense, income taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment and debt extinguishments, and including equity earnings in unconsolidated operations) of $25.1 million, as compared to net revenue of $105.5 million and EBITDA of $22.9 million for the same fiscal period last year. This is an increase in revenue and EBITDA for the nine-month period of 12.3% and 9.5%, respectively.  Excluding non-cash compensation expense for stock options and warrant awards, EBITDA for the nine months ended July 31, 2006 was $25.4 million as compared to EBITDA of $22.9 million for the same fiscal period last year, representing an 11.0% increase.

For the nine months ended July 31, 2006, after adjusting for a one-time expense in connection with debt extinguishment and other expenses resulting from the Company’s recent financing which closed on March 9, 2006 including a non-cash loss on entering into an interest rate swap transaction and a legal settlement, Primedex had a net loss of $1.3 million or $(0.03) per share.  Without these adjustments, net loss for the first nine months was $4.6 million, or $(0.11) per share, compared to a net loss of $2.8 million, or $(0.07) per share, reported in the comparable period last year.

Revenue for the third quarter of fiscal 2006 was $40.3 million, an increase of 11.5% from $36.2 million recorded in the third quarter of fiscal 2005, primarily driven by new capitation contracts, improved performance from existing capitation contracts and contributions from existing and expanded imaging centers. For the third quarter of fiscal 2006, EBITDA was $8.3 million compared to $8.4 million in the same period last year, a decrease of 1.8%.   Excluding non-cash compensation expense for stock options and warrant awards, EBITDA for the quarter ended July 31, 2006 was $8.4 million as compared to EBITDA of $8.4 million for the same fiscal period last year.  EBITDA for the third quarter of 2006 was negatively affected by approximately $500,000 of additional salaries for several physicians and supporting operational staff retained in advance of the four center acquisitions as well as the new site build-out of the San Fernando Interventional Radiology facility scheduled to open by the end of this year in

Encino, CA and the opening of our new and expanded Emeryville, CA facility.  The Company believes the decision to hire the additional personnel in advance of closing the acquisitions and center openings is integral in securing proper staffing at these locations.

For the third quarter, after adjusting for a one-time expense in connection with debt extinguishments and other expenses resulting from the Company’s recent financing which closed on March 9, 2006, including a non-cash loss on entering into an interest rate swap transaction, Primedex reported a net loss of $1.0 million or $(0.02) per share.  Without these adjustments, net loss for the third quarter was $1.4 million, or $(0.03) per diluted share, compared to neither loss nor profit, reported in the same period last year.

As of July 31, 2006, the Company reduced its working capital deficit to $0.6 million, compared to a deficit of $143.4 million at October 31, 2005.  The $143.4 million working capital deficit at October 31, 2005 was primarily due to the classification of approximately $109 million in notes and capital lease obligations as current liabilities about to be refinanced.  During the second quarter of fiscal 2006, Primedex completed the issuance of a $161 million senior secured credit facility which was used to refinance all of the Company’s existing indebtedness, except for $16.1 million of outstanding subordinated debentures and approximately $5 million of capital lease obligations.

Subsequent to the end of the third quarter, the Company entered into four imaging center acquisitions in the San Francisco, Fresno, Corona and Irvine California markets.  The San Francisco acquisition will enhance the Company’s presence in northern California, a region where Radiologix has a significant presence.  The center is equipped with MRI, CT and X-ray modalities and will be the Company’s first multi-modality center in San Francisco.  The Fresno acquisition, acquired from a local hospital, will enhance the Company’s competitive position and capabilities in a market where it currently has a facility.  The facility has high-field and open MRI, CT, X-ray and Ultrasound modalities.  The Company intends to add a PET/CT unit to the facility in the near future.  The Corona acquisition is integral to the Company’s ability to service a new capitation contract that it signed in the fiscal third quarter and began servicing on September 1, 2006.  Under the new capitation contract, the Company will provide imaging services on an exclusive basis to over 40,000 commercial and senior lives.  The acquisition in Irvine will provide the Company with its first multi-modality location in that area of Orange County.  The facility has MRI, CT, Ultrasound and X-ray modalities.

The total annual revenue from these four centers is expected to be over $10 million.  The aggregate price for the acquisitions includes approximately $3.2 million of cash plus the assumption of approximately $2.2 million of debt.

“We are quite pleased with our progress during the first three quarters of fiscal 2006.  While we continue to drive organic revenue growth and invest in our existing facilities, the acquisitions we just completed and the new capitation contract we recently began servicing position us for continued future growth.” said Dr. Howard Berger, President and Chief Executive Officer.  “We are striving to enhance our operations base in California ahead of the completion of our proposed acquisition of Radiologix later this year.”

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not derived in accordance with GAAP. Primedex uses both GAAP and non-GAAP metrics to measure its financial results. The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist Primedex in measuring its cash-based performance. Primedex believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company’s financial condition against other quarters. Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables below.

About Primedex Health Systems, Inc.

Primedex Health Systems, Inc., is a market leader in California in providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers. As of July 31, 2006, Primedex owned and operated 61 facilities.  For its fiscal year ended October 31, 2005, Primedex and its subsidiaries performed 958,414 diagnostic imaging procedures. At October 31, 2005, together with Beverly Radiology Medical Group, the medical group that provides medical services to the majority of the Company’s locations, the Company had a total of 951 full-time and 340 part-time and per-diem employees.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Primedex Heath Systems’ ability to continue to growth the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, and receiving third-party reimbursement for diagnostic imaging services, as well as Primedex’s financial guidance, its statements regarding its pending acquisition of Radiologix, Inc. and the expected results of its four imaging center acquisitions, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Primedex’s actual results to differ materially from the statements contained herein. Primedex’s third quarter ended July 31, 2006 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment. Estimates for the third quarter and fiscal year 2006 financial performance are subject to a number of assumptions regarding the future operation of our business, in particular the assumption that the acquisition of Radiologix, Inc. will close in the fourth calendar quarter of 2006. Further information on potential risk factors that could affect Primedex’s business and its financial results are detailed in its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Form S-4 Registration Statement, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Primedex undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

Primedex Health Systems, Inc.
Mark Stolper, 310-445-2800
Chief Financial Officer

Integrated Corporate Relations, Inc.
John Mills, 310-954-1105
jmills@icrinc.com

PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
CONSOLIDATED BALANCE SHEETS

	October 31,	July 31,
	2005	2006
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,000	$2,000
Accounts receivable, net	22,319,000	24,299,000
Unbilled receivables and other receivables	476,000	1,035,000
Other	1,799,000	3,533,000
Total current assets	24,596,000	28,869,000

PROPERTY AND EQUIPMENT, NET	68,107,000	62,836,000

OTHER ASSETS
Accounts receivable, net	1,267,000	1,379,000
Goodwill	23,099,000	23,099,000
Trade name and other	4,164,000	10,417,000

Total other assets	28,530,000	34,895,000

Total assets	$121,233,000	$126,600,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Cash disbursements in transit	$3,425,000	$5,748,000
Line of credit	13,341,000	—
Accounts payable and accrued expenses	22,469,000	20,962,000
Short-term notes expected to be refinanced:
Notes payable	69,066,000	—
Obligations under capital lease	56,927,000	—
Notes payable	1,101,000	867,000
Obligations under capital lease	1,697,000	1,849,000

Total current liabilities	168,026,000	29,426,000

LONG-TERM LIABILITIES
Subordinated debentures payable	16,147,000	16,147,000
Line of credit	—	6,868,000
Notes payable to related party	3,533,000	—
Notes payable, net of current portion	—	145,154,000
Obligations under capital lease, net of current portion	4,129,000	3,552,000
Accrued expenses	31,000	22,000

Total long-term liabilities	23,840,000	171,743,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT	(70,633,000)	(74,569,000
Total liabilities and stockholders’ deficit	$121,233,000	$126,600,000

PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
JULY 31,	2005	2006	2005	2006
NET REVENUE	$36,178,000	$40,336,000	$105,478,000	$118,462,000

OPERATING EXPENSES
Operating expenses	26,790,000	30,105,000	79,792,000	88,701,000
Depreciation and amortization	4,243,000	4,071,000	12,905,000	12,175,000
Provision for bad debts	946,000	2,000,000	2,789,000	4,739,000
Loss on disposal of equipment, net	—	224,000	698,000	210,000

Total operating expenses	31,979,000	36,400,000	96,184,000	105,825,000

INCOME FROM OPERATIONS	4,199,000	3,936,000	9,294,000	12,637,000

OTHER EXPENSE (INCOME)
Interest expense	4,278,000	5,392,000	12,788,000	14,386,000
Loss (gain) on debt extinguishment, net	—	—	(515,000)	2,097,000
Other income	(42,000)	—	(173,000)	—
Other expense	—	—	25,000	788,000

Total other expense	4,236,000	5,392,000	12,125,000	17,271,000

LOSS BEFORE EQUITY IN INCOME OF INVESTEE	(37,000)	(1,456,000)	(2,831,000)	(4,634,000)

Equity in income of investee	—	61,000	—	61,000

NET LOSS	$(37,000)	$(1,395,000)	$(2,831,000)	$(4,573,000)

BASIC AND DILUTED NET LOSS PER SHARE	$—	$(.03)	$(.07)	$(.11)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basis and diluted	41,207,900	42,039,081	41,137,405	41,663,841

PRIMEDEX HEALTH SYSTEMS, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA

	NINE MONTHS ENDED
JULY 31,	2005	2006
GAAP: NET INCOME	$(2,831,000)	$(4,573,000)

Add:
Interest expense, net	12,788,000	14,386,000
Depreciation and amortization	12,905,000	12,175,000
Loss (gain) on disposal of equipment, net	698,000	210,000
Loss (gain) on debt extinguishments, net	(515,000)	2,097,000
Other expense	25,000	788,000

Subtract:
Other Income	173,000	—

EBITDA	$22,897,000	$25,083,000

Note:

EBITDA is defined as earnings before interest, taxes, depreciation and amortization, each from continuing operations and is adjusted for losses or gains on the disposal of equipment and debt extinguishments, and includes equity earnings in unconsolidated operations, and is reconciled to its nearest comparable GAAP financial measure. EBITDA is a non-GAAP financial measure used as analytical indicator by Primedex management and the healthcare industry to assess business performance, and as a measure of leverage capacity and ability to service debt. EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As EBITDA is not a measurement determined in accordance with GAAP and are therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.